Exhibit 3.19

LIMITED LIABILITY COMPANY AGREEMENT

OF

DIRECTORIES SALES EAST LLC

This Limited Liability Company Agreement (this “Agreement”) of Directories Sales East LLC (the “Company”) dated as of August 31, 2006 is entered into by Bell Atlantic Global Wireless, Inc. as member (the “Member”).

The Member desires to form a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del C. Section 18-101. et seq.), as amended from time to time (the “Act”). Philip R. Marx, an “authorized person” within the meaning of the Act, filed the Certificate of Formation of the company on July 31, 2006 with the Secretary of State of the State of Delaware.

1	Name. The name of the Company is Directories Sales East LLC.

2.	Purpose. The purpose and business of the Company are to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental to the foregoing.

3.	Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

4.	Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

5.	Member. (a) The name and the business address of the Member is as follows:

Name	Address
Bell Atlantic Global	One Verizon Way
Wireless, Inc.	Basking Ridge, NJ 07920

(b) The Member will have a one hundred percent (100%) interest (“Percentage Interest”) in the Company.

6.	Management of the Company. The business and affairs of the company will be managed by the Member.

7.	Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of the following: (a) the written consent of the Member; (b) the bankruptcy or dissolution of the Member or the occurrence of any other event that terminates the continued membership of a Member in the Company; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8.	Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”), All Common Interests shall be identical with each other in every respect. The Common Interests issued to the Member and the Member’s percentage ownership of the Company are set forth in Schedule I hereto. At any time after the date of this Agreement, and without requiring the further signature of the Member, Schedule I may be updated from time to time to reflect any changes.

9.	Capital Contributions. The Member has contributed the following, to the Company:

Bell Atlantic Global Wireless, Inc.	89.5% Partnership Interest in Verizon Directory Sales - East Co. a Maryland general partnership, as set forth in Schedule 1 attached hereto.

10.	Additional Contributions. The Member is not required to make any additional capital contribution to the Company unless by consent of the Member.

11.	Allocation of Profits and Losses. The Company’s profits and losses will be allocated to the Member in proportion to its Percentage Interest.

12.	Distributions. Distributions will be made to the Member at the times and in the aggregate amounts determined by the Member in proportion to its Percentage Interests.

13.	Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member by appropriate amendment to this Agreement.

14.	Liability of the Member. The Member will not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15.	Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

16.	Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

17.	Transfer of Interests in the Company. The Member may sell, assign, transfer, convey, donate, exchange or otherwise dispose of any or all of its Percentage Interest and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Percentage Interest is to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

18.	Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware.

* * * * * *

BELL ATLANTIC GLOBAL WIRELESS, INC.

By:
Name:	Philip R. Marx
Title:	Vice President and Assistant Secretary

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